Exhibit 10.1
Execution Copy
CREDIT AGREEMENT
Dated as of April 24, 2008
by and among
IDLEAIRE TECHNOLOGIES CORPORATION,
as Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

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SCHEDULES AND EXHIBITS

Schedule 1.01(A)	Commitments
Schedule 1.01(B)	Administrative Agent’s Account
Schedule 1.01(C)	Approved Disbursements
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(g)	Material Adverse Effect
Schedule 6.01(h)	Compliance with Law, Etc.
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Adverse Agreements
Schedule 6.01(m)	Employment Agreements
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(t)	Bank Accounts
Schedule 6.01(u)	Intellectual Property
Schedule 6.01(v)	Material Contracts
Schedule 6.01(y)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(i)	Transactions with Affiliates

Exhibit A-1	Form of Notice of Borrowing
Exhibit A-2	Form of Borrowing Certificate
Exhibit B	Form of Security Agreement
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Fee Letter

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CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of April 24, 2008, is made by and among IDLEAIRE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Borrower”), the lenders from time to time party hereto (each, a “Lender”, and, collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), and Wells Fargo, as administrative agent for the Lenders (in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each an “Agent”, and, collectively, the “Agents”).
RECITALS
     WHEREAS, the Borrower has asked the Lenders to make loans and advances to the Borrower consisting of a revolving credit facility in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, and subject to the terms and conditions set forth herein, the Lenders are severally, and not jointly, willing to extend such credit to the Borrower;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN TERMS
     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
          “Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.
          “Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.
          “Administrative Agent” has the meaning specified therefor in the preamble hereto.
          “Ad Hoc Committee” means the Ad Hoc Committee of the holders of the Notes solely as holders of the Notes.
          “Administrative Agent’s Account” means an account at Wells Fargo set forth on Schedule 1.01(B) hereto or another account at Wells Fargo or any other bank designated by the Administrative Agent from time to time as the account into which the Borrower shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of the Borrower.
          “Agent” has the meaning specified therefor in the preamble hereto.
          “Agents’ Fee” has the meaning specified therefor in Section 2.06(b).
          “Agent-Related Persons” means the Administrative Agent, any sub-agent and any successor agents thereto (in accordance with the terms of this Agreement), and the Collateral Agent and any successor agents thereto (in accordance with the terms of this Agreement), together with their respective Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Persons and their Affiliates.
          “Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.
          “Approved Disbursements” means the list of approved expenditures and disbursements of the Borrower and the Guarantors dated April 24, 2008, a copy of which is attached as Schedule 1.01(C) hereto.
          “Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 11.07 hereof and substantially in the form of Exhibit C hereto or such other form acceptable to the Collateral Agent.
          “Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or CRO of such Person.
          “Available Funds” means, as of any date of determination, the sum of (a) available funds on deposit at such time in deposit accounts of the Borrower maintained at SunTrust Bank (other than account number 1000022927304) and (b) available funds in excess of $1,000 on deposit at such time in each deposit account of the Borrower or any Guarantor other than any deposit account maintained at SunTrust Bank. Notwithstanding the foregoing, for purposes of the initial Funding Date only, the amount of Available Funds shall be deemed to be $1,200,000.
          “Board” means the Board of Governors of the Federal Reserve System of the United States.

          “Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.
          “Borrower” has the meaning specified therefor in the preamble hereto.
          “Borrowing Certificate” means a certificate signed by an Authorized Officer of the Borrower substantially in the form of Exhibit A-2 and delivered together with each Notice of Borrowing.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Minneapolis are authorized or required to close.
          “Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.
          “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
          “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
          “Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
          “Casualty or Condemnation Event” means, with respect to any property of any Person or any of its Subsidiaries, any loss of, damage to or condemnation or other taking of, such property for which such Person or any of its Subsidiaries is entitled to receive, or receives, insurance proceeds, condemnation awards or other similar proceeds or awards.
          “Change in Law” has the meaning specified therefor in Section 4.05(a).

          “Change of Control” has the meaning ascribed thereto in the Indenture.
          “Chapter 11 Case” means a case under Chapter 11 of Title 11 of the United States Code.
          “Collateral” means all assets and property in which a Lien is granted or is purported to be granted pursuant to the Security Agreements and the Mortgages.
          “Collateral Agent” has the meaning specified therefor in the preamble hereto.
          “Commitment” means, with respect to any Lender, the obligation of such Lender to make the Loans pursuant to the terms and conditions of this Agreement, and the amount thereof shall be the amount set forth opposite such Lender’s name on Schedule 1.01(A) or in the Assignment and Acceptance pursuant to which such Person becomes a Lender hereunder, as such amount may be modified from time to time pursuant to the terms of this Agreement.
          “Commitments” means the aggregate amount of the Commitments of all the Lenders, which aggregate amount shall equal $25,000,000 on the Effective Date.
          “Commitment Termination Fee” has the meaning specified therefor in Section 2.06(a).
          “Consolidated” means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.
          “Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such

Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “CRO” has the meaning specified therefor in Section 5.01(h).
          “Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “DIP Conversion” means, in connection with the commencement of a Chapter 11 Case for each of the Borrower and any Guarantor, either (i) upon the written consent of the Lenders (which consent may be withheld in the sole discretion of the Lenders) and on terms and conditions acceptable to the Lenders in their sole discretion, the conversion of the Facility to a debtor-in-possession credit facility, or (ii) the Lenders whose Pro Rata Shares aggregate at least 75%, in their sole discretion and on terms and conditions acceptable to them in their sole discretion, enter into a debtor-in-possession credit facility with the Borrower and any such Guarantor.
          “Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.
          “Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.
          “Effective Date” means the first date on which all of the conditions precedent set forth in Sections 5.01 and 5.02 have been satisfied (or waived by the Required Lenders in their sole discretion).
          “Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of the Borrower or any of its ERISA Affiliates.
          “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by the Borrower or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by the Borrower or any predecessor in interest.

          “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.
          “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by the Borrower or (ii) any facility which received Hazardous Materials generated by the Borrower.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
          “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.
          “Event of Default” means any of the events set forth in Section 9.01.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business (other than any amounts so received that constitute Net Cash Proceeds), including, without limitation, tax refunds, proceeds of judgments and litigation settlements, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance, but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments, any purchase price adjustment received in connection with any purchase agreement, and any refunds or returns of advances or deposits given to or held by customers or suppliers of any such Person.
          “Facility” means the credit facility provided under this Agreement.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Final Maturity Date” means the date that is the earliest to occur of (i) the Scheduled Maturity Date, (ii) the date the Total Commitment is terminated, either voluntarily or involuntarily, whether at stated maturity or upon an Event of Default, (iii) the first date that the Borrower or any Guarantor determines to proceed with the sale or liquidation of the Borrower or any Guarantor (or any material portion of their respective assets), as the case may be, other than pursuant to a transaction agreed to by the Lenders in their sole discretion, or (iv) the commencement by the Borrower or any Guarantor of a Chapter 11 Case.
          “Financial Statements” means the balance sheet of the Borrower for the Fiscal Year ended December 31, 2007 and the related statement of operations and cash flows and the statement of shareholders’ equity for the Fiscal Year then ended.
          “Fiscal Month” means each fiscal month of the Borrower.
          “Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each year.
          “Funding Date” means the date of the funding of a Loan.
          “GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
          “Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantor” means each of the Subsidiaries of the Borrower that shall become a Guarantor as provided in Section 7.01(n).

          “Guaranties” means, collectively, the Guaranties made by each Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing the Obligations, in the form and substance satisfactory to the Collateral Agent and the Lenders.
          “Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing Hazardous Materials.
          “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
          “Highest Lawful Rate” means, with respect to any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
          “Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Required Lenders and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations of such Person; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any

Multiemployer Plan; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.
          “Indemnified Matters” has the meaning specified therefor in Section 11.14(a).
          “Indemnified Party” has the meaning specified therefor in Section 11.14(a).
          “Indenture” means that certain Indenture, dated as of December 30, 2005, by and among the Borrower, the Indenture Trustee and the Indenture Collateral Agent (as such Indenture may be amended, modified or supplemented from time to time).
          “Indenture Collateral” means “Collateral”, as such term is defined in the Indenture.
          “Indenture Collateral Agent” means Wells Fargo, in its capacity as the collateral agent under the Indenture and the Collateral Agreements (as defined in the Indenture), together with its successors in such capacity.
          “Indenture Documents” means the Indenture and the Collateral Agreements (as defined in the Indenture).
          “Indenture Event of Default” means an Event of Default (as defined in the Indenture).
          “Indenture Trustee” means Wells Fargo Bank, National Association, in its capacity as a trustee under the Indenture.
          “Intercreditor Agreement” has the meaning ascribed thereto in the Indenture.
          “Interest Payment Date” has the meaning specified therefor in Section 2.04(a).
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.
          “Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

          “Lease” means any lease of real property to which the Borrower is a party as lessor or lessee.
          “Lender” has the meaning specified therefor in the preamble hereto.
          “Lender-Related Persons” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Lender and such Lender’s Affiliates.
          “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
          “Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01 hereof.
          “Loan Document” means this Agreement, any Guaranty, any Security Agreement, any Mortgage, the Intercreditor Agreement and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation, including all amendments, modifications and supplements and any exhibits or schedules thereto.
          “Material Adverse Effect” means a material adverse effect on any of (i) the business, assets, properties, condition (financial or otherwise), operations, performance or results of operations of the Borrower and the Guarantors (including their respective subsidiaries and their respective businesses), taken as a whole, (ii) the ability (other than the financial ability) of the Borrower or any Guarantor to perform any of their respective obligations under any Loan Document, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document or (v) the validity, perfection or priority of the Liens in favor of the Collateral Agent for the benefit of the Lenders on any material portion of the Collateral; provided, however, that the resignation or removal of any of the Borrower’s existing (as of the Effective Date) senior officers (other than Lynn Youngs and the CRO referred to in Section 5.01(h)) shall not, in and of itself, be deemed to constitute a Material Adverse Effect.
          “Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $250,000 or more during any calendar year (other than purchase orders in the ordinary course of business of such Person or such Subsidiary) and (ii) all other contracts or agreements the breach or termination of which could reasonably be expected to have a Material Adverse Effect.
          “Maximum Revolving Credit Amount” means, at any time, an amount equal to the lesser of (a) the Total Commitment at such time and (b)(i) the sum of (A) the aggregate amount of expenditures and disbursements shown in the Approved Disbursements and (B) any other expenditures and disbursements requested by the Borrower to be funded with the proceeds of Loans but only to the extent that such other expenditures and disbursements have been approved in writing by the Required Lenders, which approval may be granted or withheld in their sole discretion, minus (ii) the aggregate amount of Available Funds at the time of each Notice of Borrowing.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Mortgages” means (a) if requested by the Required Lenders, each of the mortgages made by the Borrower in favor of the Collateral Agent for the benefit of the Agents and the Lenders and recorded against real property owned or leased by the Borrower and delivered to the Collateral Agent and (b) any other mortgage on real property owned or leased by the Borrower entered into pursuant to Section 7.01(j), in each case in form and substance reasonably satisfactory to the Required Lenders.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.
          “Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the principal amount of any Indebtedness secured by any Lien permitted by Section 7.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to any Casualty or Condemnation Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received (directly or indirectly) from time to time by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the principal amount of any Indebtedness secured by any Lien permitted by Section 7.02(a) on any asset subject to such Casualty or Condemnation Event which is required to be, and is, repaid in connection with such Casualty or Condemnation Event (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes, if any, paid to any taxing authorities by such Person or such Subsidiary as a result of such Casualty or Condemnation Event, and (D) net income taxes, if any, to be paid in connection with such Casualty or Condemnation Event (after taking into account any tax credits or deductions and any tax sharing arrangements).
          “New Lending Office” has the meaning specified therefor in Section 2.07(d).
          “Non-U.S. Lender” has the meaning specified therefor in Section 2.07(d).

          “Notes” means the 13% Senior Secured Discount Notes due 2012 of the Borrower.
          “Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).
          “Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrower and the Guarantors to the Agents, the Lenders and any Indemnified Party arising under or payable pursuant to the Loan Documents (whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01). Without limiting the generality of the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower or any Guarantor under the Loan Documents, and (b) the obligation of the Borrower or any Guarantor to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of the Borrower. For the avoidance of doubt, “Obligations” shall include, without limitation, the Commitment Termination Fee that would be due and payable upon the termination of the Total Commitment pursuant to Section 2.06(a).
          “Other Taxes” has the meaning specified therefor in Section 2.07(b).
          “Participant Register” has the meaning specified therefor in Section 11.07(g).
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Permitted Indebtedness” means:
          (a) any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;
          (b) any Indebtedness existing on the Effective Date, as described on Schedule 7.02(b); and
          (c) any Indebtedness that by its terms is expressly subordinated in right of payment to the prior payment in full of the Loans and the Notes on terms and conditions and evidenced by documentation satisfactory to the Lenders in their sole discretion.
          “Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 or is a bank at which the Borrower currently has any deposit account; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s.
          “Permitted Liens” means:
          (a) Liens securing the Obligations;
          (b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(b);
          (c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, bankers’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
          (d) Liens existing on the Effective Date, as and to the extent described on Schedule 7.02(a), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness or other liabilities secured thereby;
          (e) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due; and
          (f) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not materially impair the value of such property or its use by the Borrower in the normal conduct of the Borrower’s business.
          “Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.
          “PIK Notice” has the meaning specified therefor in Section 2.04.

          “Plan” means any Employee Plan or Multiemployer Plan.
          “Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%.
          “Pro Rata Share” means, with respect to any Lender, (a) prior to the Total Commitment being terminated or reduced to zero, the percentage obtained by dividing such Lender’s Commitment by the Total Commitment, and (b) from and after the time the Total Commitment has been terminated or reduced to zero, the percentage obtained by dividing the aggregate unpaid principal amount of such Lender’s Loans by the aggregate unpaid principal amount of all Loans.
          “Professional Fees” has the meaning specified therefor in Section 11.04.
          “Reference Bank” means Wells Fargo, its successors or any other commercial bank designated by the Administrative Agent to the Borrower from time to time.
          “Reference Rate” means the rate of interest publicly announced by the Reference Bank from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Register” has the meaning specified therefor in Section 11.07(d).
          “Registered Loans” has the meaning specified therefor in Section 11.07(d).
          “Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor regulation, as the same may be amended or supplemented from time to time.
          “Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.
          “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of

Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.
          “Reportable Event” means an event described in Section 4043(c) of ERISA (other than any event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).
          “Required Lenders” means Lenders whose Pro Rata Shares aggregate at least 50.1%.
          “Revolving Credit Obligations” means, at any time, the aggregate outstanding principal amount of the Loans at such time.
          “Scheduled Maturity Date” means May 2, 2008.
          “SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
          “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
          “Security Agreements” means, collectively, (a) the Security Agreement of even date herewith made by the Borrower in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B, including all amendments, modifications and supplements and any exhibits or schedules thereto, and (b) the Security Agreements made by each Guarantor, if any, in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B, including all amendments, modifications and supplements and any exhibits or schedules thereto, in each case securing the Obligations and delivered to the Collateral Agent.
          “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be Consolidated with those of such Person in such Person’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

          “SunTrust Amended Control Agreement” means the Amended and Restated Deposit Account Control Agreement, dated as of April 24, 2008, by and among the Borrower, the Collateral Agent, the Indenture Collateral Agent and SunTrust Bank.
          “SunTrust CD” means the Certificate of Deposit issued by SunTrust Bank, number 17540508615-100000001, dated April 8, 2008, in the amount of $190,000.
          “Taxes” has the meaning specified therefor in Section 2.07(a).
          “Termination” means the payment in full in cash of all noncontingent monetary Obligations (including the Commitment Termination Fee to the extent payable pursuant to Section 2.06(a) hereof) and the termination of the Total Commitment.
          “Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes the Borrower or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) the occurrence of any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.
          “Total Commitment” means, at any time, the sum of the amounts of the Lenders’ Commitments at such time; as of the Effective Date, the sum of the amounts of the Lenders’ Commitments is $25,000,000, subject to reduction thereafter pursuant to the provisions of Section 2.05 of this Agreement.
          “Uniform Commercial Code” has the meaning specified therefor in Section 1.03.
          “WARN” has the meaning specified therefor in Section 6.01(x).
          “Wells Fargo” has the meaning specified therefor in the preamble hereto.
     Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
     Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein.
     Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight savings time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.
ARTICLE II
THE LOANS
     Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Loans to the Borrower at any time and from time to time from the Effective Date to the Final Maturity Date, or until the earlier reduction of its Commitment to zero or the termination of the Total Commitment in accordance with the terms hereof, in an aggregate principal amount at any time outstanding not to exceed the amount of such Lender’s Pro Rata Share of the Maximum Revolving Credit Amount at such time. The Commitment of each Lender to make Loans shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits and subject to the terms, provisions and limitations set forth herein the Borrower may borrow, repay and reborrow, on or after the Effective Date and prior to the Final Maturity Date
     Section 2.02 Making the Loans. (a) The Borrower shall have given the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit A-1 hereto (a “Notice of Borrowing”)) not later than 11:00 a.m. (prevailing Eastern Time) at least (A) one (1) Business Day prior to the Funding Date of the proposed initial Loan, and (B) three (3) Business Day(s) prior to the Funding Date of any subsequent proposed Loan. Such Notice of Borrowing shall be irrevocable, shall be accompanied by a Borrowing Certificate and shall specify (x) the principal amount of the proposed Loan and (y) the proposed Funding

Date, which must be a Business Day. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing. On each day that any Revolving Credit Obligations are outstanding, the Borrower shall be deemed to represent and warrant to the Agents and the Lenders that the Maximum Revolving Credit Amount calculated as of such day equals or exceeds the Revolving Credit Obligations outstanding on such day.
     (b) The Notice of Borrowing shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. The aggregate principal amount of all Loans made as part of a single borrowing hereunder shall be in a minimum amount of $500,000. The making of each Loan shall be subject in all respects to Section 2.01.
     (c) (i) Except as otherwise provided in this subsection 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares; it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender to make Loans required to be made by it.
               (ii) Each Lender shall make available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Funding Date, in Dollars in funds immediately available to the Administrative Agent in the Administrative Agent’s Account, the Loans to be made by such Lender on such Funding Date.
               (iii) All Loans made available to the Administrative Agent in accordance with Section 2.02(c)(ii) shall be disbursed by the Administrative Agent on the applicable Funding Date (in the case of any Loans made available to the Administrative Agent after the applicable Funding Date, on the date so made available to the Administrative Agent if received by the Administrative Agent not later than 12:00 p.m. (New York City time) on such date, and on the next following Business Day if received by the Administrative Agent after 12:00 p.m. (New York City time) on such date) in Dollars in funds immediately available to the Borrower in such manner as may have been specified in the Notice of Borrowing and as shall be acceptable to the Administrative Agent.
     Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Loans shall be due and payable on the Final Maturity Date.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
               (c) The Administrative Agent shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
               (d) The records maintained pursuant to paragraph (b) or (c) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
               (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by counsel to the Lenders and reasonably acceptable to the Borrower.
          Section 2.04 Interest. (a) Loans. Subject to paragraph (b) of this Section 2.04, each Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount is repaid in full, at a rate per annum equal to 12%. Interest on each Loan payable hereunder shall be due and payable, in arrears, on the first day of each calendar month (each, an “Interest Payment Date”), commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon stated maturity, by acceleration or otherwise). The accrued and unpaid interest on the outstanding principal amount of the Loans hereunder that is due and payable on each such Interest Payment Date shall be payable in cash unless the Borrower shall have elected, in a notice given to the Administrative Agent not less than two (2) Business Days prior to the applicable Interest Payment Date (a “PIK Notice”), that such interest shall instead be “paid-in-kind” by being capitalized and added to the outstanding principal balance of the Loans hereunder on the subject Interest Payment Date (such that the same amount will no longer constitute accrued and unpaid interest but instead will be part of the principal of the Loans hereunder for all purposes), in which event such interest shall be so payable. Such election shall remain in effect for each subsequent Interest Payment Date unless and until it is superseded by a notice to the contrary from the Borrower to the Administrative Agent given not less than two (2) Business Days prior to the first Interest Payment Date in which such superseding election is to take effect. Notwithstanding anything to the contrary contained herein, on the Effective Date the Borrower shall be deemed to have given to the Administrative Agent a PIK Notice in respect of the initial Interest Payment Date hereunder. Notwithstanding the foregoing, the Borrower shall not have the option to “pay-in-kind” the accrued and unpaid interest due and payable on any Interest Payment Date if and to the extent that the effect thereof would be to cause the aggregate outstanding principal amount of the Loans hereunder to exceed either the limit set forth in Section 4.06(b) of the Indenture or the “Senior Lender Debt Cap”, as defined in the Indenture and in the Intercreditor Agreement.
     (b) Default Interest. To the extent permitted by law, upon the occurrence of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans shall bear interest from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate. Interest at the Post-Default Rate shall be payable on demand; provided, however, that any such accrued interest that is due and payable on the applicable due date therefor shall at the option of the Borrower, either be payable in cash or “paid-in-kind” by being capitalized and added to the outstanding principal balance of the Loans hereunder (such that the same amount will no longer constitute accrued and unpaid interest but instead will be part of the principal of the Loans hereunder for all purposes).
     Section 2.05 Mandatory Reductions of Commitments; Prepayment of Loans.
     (a) Mandatory Reductions of Commitments. (i) The Commitments shall be permanently reduced among the Lenders in accordance with their respective Pro Rata Shares by the amount of any Net Cash Proceeds received by the Borrower or any Guarantor after the Effective Date from any Disposition of property or assets of the Borrower or any Guarantor in regards to which such proceeds are required to be paid to the Administrative Agent pursuant to Section 7.02(c).
               (ii) The Commitments shall be permanently reduced among the Lenders in accordance with their respective Pro Rata Shares by the amount of any Net Cash Proceeds received by the Borrower or any Guarantor after the Effective Date from or on account of a Casualty or Condemnation Event.
               (iii) The Commitments shall be permanently reduced among the Lenders in accordance with their respective Pro Rata Shares by the amount of any Extraordinary Receipts received by the Borrower or any Guarantor after the Effective Date.
     (b) Optional Prepayments and Commitment Termination. (i) Upon not less than one (1) Business Day’s prior written notice to the Administrative Agent and subject to the terms and conditions set forth herein, the Borrower may prepay at any time, without premium or penalty and without reducing the Total Commitment, the principal of the outstanding Loans, in whole or in part. Each such prepayment shall be in a minimum amount of $500,000.
               (ii) Upon the giving of not less than three (3) Business Days’ prior written notice by the Borrower to the Administrative Agent, the Total Commitment shall terminate on the date specified in such notice.

     (c) Mandatory Prepayments.
               (i) In the event that the Revolving Credit Obligations shall at any time exceed the Maximum Revolving Credit Amount, the Borrower shall immediately prepay the Loans in an amount equal to such excess.
               (ii) The Borrower shall prepay the Loans in the amount of (A) any Net Cash Proceeds received by the Borrower or any Guarantor and (B) any Extraordinary Receipts received by the Borrower or any Guarantor (including, without limitation, any Extraordinary Receipts received by the Borrower or any Guarantor from Eaton Corporation or its Affiliates), in each case, within one (1) Business Day following receipt thereof by or on behalf of such Person, provided, however, that the amount of any such prepayment shall not exceed 100% of the outstanding principal amount of the Loans.
               (iii) Nothing in this Section 2.05(c) shall be construed to constitute the Lenders’ consent to any transaction which is not expressly permitted by Article VII.
     (d) Application of Payments. Each prepayment of Loans pursuant to Section 2.05(b) or 2.05(c) shall be applied to the outstanding principal amount of the Loans of each Lender ratably based on such Lender’s Pro Rata Share.
     Section 2.06 Fees.
     (a) Commitment Termination Fee. In the event that the Total Commitment is terminated, either voluntarily or involuntarily (including by virtue of an acceleration as a result of an insolvency event or otherwise), whether at stated maturity, upon an Event of Default or otherwise, on the date of such termination the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, a commitment termination fee in an amount (such amount not to exceed $2,000,000) equal to the greater of (i) 10.0% of the aggregate principal amount of all Loans outstanding immediately prior to such termination and (ii) $1,000,000 (the “Commitment Termination Fee”), provided, however, that no Commitment Termination Fee shall be payable in the event that a DIP Conversion occurs.
     (b) Agents’ Fee. On the Effective Date, the Borrower shall pay to the Agents, for their own account, a non-refundable agency fee (the “Agents’ Fee”) as set forth in the Fee Letter, dated as of the date hereof, between the Agents and the Borrower and annexed hereto as Exhibit D.
     Section 2.07 Taxes. (a) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income or net capital or franchise taxes of any Agent or any Lender by the jurisdiction in which such Person is organized or has its principal lending office or, in the case of any Lender, by the jurisdiction in which its applicable lending office is located (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to any additional amount payable under this Section 2.07) such Agent or such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”). The Borrower shall deliver to each Agent and each Lender official receipts, if any, in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes or other evidence of payment reasonably acceptable to such Agent and such Lender.
     (c) The Borrower hereby agrees to indemnify and hold each Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any additional amounts payable under this Section 2.07) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within ten (10) days from the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.
     (d) Each Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 11.07 hereof after the Effective Date, promptly after the date on which such Lender becomes a party hereto) deliver to the Agents and the Borrower two properly completed and duly executed copies of any of U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents to the Agents and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents and the Borrower in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms within twenty

(20) days after receipt of a written request therefor from any Agent. Notwithstanding any other provision of this Section 2.07, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.07(d) that such Non-U.S. Lender is not legally able to deliver.
     (e) The Borrower shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Agreement to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any transferee or assignee of any Lender, or any Lender through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such transferee or assignee, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.
     (f) Any Lender claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.07 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require such Lender to disclose any information such Lender deems confidential and would not, in the sole determination of such Lender be otherwise disadvantageous to such Lender.
     (g) The obligations of the Borrower under this Section 2.07 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
ARTICLE III
[RESERVED.]

ARTICLE IV
FEES, PAYMENTS AND OTHER COMPENSATION
     Section 4.01 Audit and Collateral Monitoring Expenses. The Borrower acknowledges that pursuant to Section 7.01(e), representatives of the Agents or Lenders may visit any of the Borrower’s premises or any location where any of its assets may be kept and/or conduct audits, inspections, appraisals, valuations and/or field examinations of the Borrower or the Collateral at any time and from time to time upon reasonable advance written notice and in a manner so as not to disrupt unduly the business of the Borrower. The Borrower agrees to pay (i) each examiner’s reasonable out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, appraisals, valuations and field examinations and (ii) the actual cost of all visits, audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Agents or Lenders.
     Section 4.02 Payments and Computations. The Borrower will make each payment under this Agreement not later than 12:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 p.m. (New York City time) on any Business Day shall be deemed to have been made on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. After receipt, the Administrative Agent will promptly thereafter, and in any event not later than 4:15 p.m. (Minneapolis time) on such day, cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
     Section 4.03 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments obtained by all the Lenders in respect of the same Obligation, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
     Section 4.04 Apportionment of Payments.
     (a) Allocations. All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06(b) hereof and the audit and collateral monitoring expenses provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among the Agents and such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.
     (b) After Event of Default. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees, expense reimbursements and indemnities then due to the Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Loans until paid in full; (iv) fourth, ratably to pay principal of the Loans until paid in full; and (v) fifth, ratably to pay all other Obligations then due and payable.
     (c) Conflicts. In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.
     Section 4.05 Increased Costs, Reduced Return and Funding Losses. (a) If any Lender or any Agent shall have reasonably determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any Agent or any Person controlling any such Lender or any such Agent with any directive of, or guideline from, any central bank or other Governmental Authority (in each case, whether or not having the force of law) subsequent to the Effective Date (each a “Change in Law”), shall (i) subject such Lender or such Agent, or any Person controlling such Lender or such Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent, or change the basis of taxation of payments to such Lender or such Agent or any Person controlling such Lender or such Agent of any amounts payable hereunder (except for taxes on the overall net income of such Lender or such Agent or any Person controlling such Lender or such Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Lender or such Agent or any Person controlling such Lender or such Agent or (iii) impose on such Lender or such Agent or any Person controlling such Lender or such Agent any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Lender or such Agent of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Lender or such Agent hereunder, then, upon demand by such Lender or such Agent, the Borrower shall pay to such Lender or such Agent such additional amounts as will compensate such Lender or such Agent for such increased costs or reductions in amount.
     (b) If any Lender or any Agent shall have reasonably determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Agent or any Person controlling such Lender or such Agent, and such Lender or such Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Lender’s or such Agent’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Lender’s or such Agent’s such other controlling Person’s capital to a level below that such Lender or such Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any agreement to make Loans or such Lender’s or such Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s or such Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Lender or such Agent, the Borrower shall pay to such Lender or such Agent from time to time such additional amounts as will compensate such Lender or such Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s or such Agent’s or such other controlling Person’s capital.
     (c) The Borrower shall reimburse, hold harmless or otherwise compensate each Agent and Lender for any loss, cost or expense incurred by any Agent or Lender as a result of the failure to borrow or prepay any Loan on the date specified therefor in any Notice of Borrowing or notice of prepayment or otherwise when such prepayment is scheduled to be due.
     (d) All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of demand by any Lender or any Agent until payment in full to such Lender or such Agent at the Reference Rate. A certificate of such Lender or such Agent claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or such Agent to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or such Agent’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.
ARTICLE V
CONDITIONS TO LOANS
          Section 5.01 Conditions Precedent to Effectiveness and Initial Loans. The effectiveness of this Agreement and the obligation of each Lender to make its initial Loan requested to be made by it shall be subject to the satisfaction of all of the following conditions precedent:
               (a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes payable pursuant to Section 2.06 and Section 11.04 (including, without limitation, Professional Fees) required to be paid to any Agent, the Ad Hoc Committee and the Lenders on or before the Effective Date.
               (b) Delivery of Documents. The Administrative Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Administrative Agent, the Lenders and their respective counsel, in each case in their sole discretion, and, unless indicated otherwise, dated the Effective Date:
                    (i) this Agreement, duly executed by the Borrower;
                    (ii) (A) the Intercreditor Agreement, duly executed by each of the parties thereto, and (B) the Guaranties and Security Agreements, duly executed by each Guarantor, and the Mortgages, if any, duly executed by the Borrower or applicable Guarantor, together with such policies of title insurance, surveys and other instruments as the Lenders shall reasonably request;
                    (iii) certified copies of request for copies of information on Form UCC-11 listing all effective financing statements that name the Borrower or any Guarantor as debtor and that are filed in the respective jurisdictions in which the Borrower or any Guarantor are organized, together with copies of such financing statements, none of which, except as permitted herein or otherwise agreed in writing by the Required Lenders, shall cover any of the Collateral;
                    (iv) a copy of the resolutions of the Board of Directors of the Borrower, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which the Borrower is a party and (B) the execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is a party and the execution and delivery of the other documents to be delivered by the Borrower in connection herewith and therewith;

                    (v) a copy of the resolutions of the Board of Directors of each Guarantor, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which such Guarantor is a party and (B) the execution, delivery and performance by such Guarantor of each Loan Document to which such Guarantor is a party and the execution and delivery of the other documents to be delivered by such Guarantor in connection herewith and therewith;
                    (vi) a certificate of an Authorized Officer of the Borrower and each Guarantor, certifying the names and true signatures of the representatives of the Borrower and each Guarantor, respectively, authorized to sign each Loan Document to which the Borrower or any such Guarantor is a party, as applicable, and the other documents to be executed and delivered by the Borrower or any such Guarantor in connection herewith and therewith, together with evidence of the incumbency of such Authorized Officers;
                    (vii) a certificate of the appropriate official(s) of the State of incorporation or organization and each State of foreign qualification of the Borrower and each Guarantor certifying as to the subsistence in good standing of the Borrower and each such Guarantor, respectively, in such States, dated as of a date within ten (10) days of the Effective Date;
                    (viii) a true and complete copy of the certificate of incorporation or limited partnership, as applicable, and any other publicly filed organizational document of the Borrower and each Guarantor, certified as of a recent date not more than ten (10) days prior to the Effective Date by an appropriate official of the State of incorporation or organization of the Borrower or any such Guarantor, as applicable;
                    (ix) a copy of the charter, by-laws or limited partnership agreement, as applicable, and any other organizational document of the Borrower and each Guarantor (other than such documents delivered pursuant to Section 5.01(b)(viii)), together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of the Borrower or any such Guarantor, respectively;
                    (x) a certificate of an Authorized Officer of the Borrower, certifying as of the Effective Date as to the matters set forth in subsections (a) and (b) of Section 5.02;
                    (xi) a legal opinion of Holland & Knight LLP, counsel to the Borrower, satisfactory in scope, form and substance to the Lenders and the Agents in their sole discretion;
                    (xii) the “Officers’ Certificate” referred to in clause (1) of the definition of “Credit Agreement Debt” contained in the Indenture;
                    (xiii) a copy of the Approved Disbursements;
                    (xiv) evidence of the insurance coverage required by Section 7.01(g) with such endorsements as to the named insureds or loss payees thereunder as the Required Lenders may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon thirty (30) days’ prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Required Lenders may request;
                    (xv) a list of all Material Contracts of the Borrower and the Guarantors, as in effect on the Effective Date, certified as true, correct and complete by an Authorized Officer of the Borrower;
                    (xvi) (A) such UCC-1 financing statements as are necessary or desirable in order to evidence and perfect the Liens in favor of the Administrative Agent or the Collateral Agent in the Collateral, each satisfactory in form and substance to the Required Lenders and (B) the SunTrust Amended Control Agreement, duly executed by each of the parties thereto; and
                    (xvii) such other agreements, instruments, approvals, opinions and other documents, each in form and substance, satisfactory to the Agents and the Required Lenders in their sole discretion, as the Agents or the Required Lenders may reasonably request.
               (c) Perfection and Priority of Liens. The Lenders shall be satisfied that the Collateral Agent has been granted, and holds, for the benefit of the Agents and the Lenders, a Lien on, and security interest in, all of the Collateral, perfected as contemplated in Section 5.01(b)(xvi) above and first priority, subject only to Permitted Liens.
               (d) Consents, Approvals, Etc. The Borrower and each Guarantor shall have obtained all consents and approvals of any Governmental Authority or other Person as may be necessary to allow (A) the Borrower to execute, deliver and perform its obligations hereunder and (B) the Borrower and each Guarantor to execute, deliver and perform their respective obligations under the other Loan Documents to which any of them is or shall be a party and each other agreement or instrument to be executed and delivered by the Borrower or any Guarantor pursuant thereto or in connection therewith, all such consents and approvals to remain in full force and effect on the Effective Date.
               (e) Litigation. Except as set forth in Schedule 6.01(f), (i) there shall be no pending or, to the knowledge of the Borrower or any Guarantor, threatened action, suit or proceeding affecting the Borrower or any Guarantor before any court or other Governmental Authority or any arbitrator that (A) could reasonably be expected to have a Material Adverse Effect or (B) purports to enjoin, prohibit, restrain, or otherwise affect this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.
               (f) Approved Disbursements. The Borrower, the Lenders and the Administrative Agent shall have agreed upon the Approved Disbursements.
               (g) Due Diligence. The Lenders shall have completed their due diligence investigation with respect to the Borrower and the Guarantors and the results of such investigation shall be satisfactory to the Lenders in their sole discretion.

               (h) Chief Restructuring Officer; Crisis Management Firm. The Borrower shall have retained a crisis management firm and appointed a Chief Restructuring Officer (a “CRO”), in each case acceptable to the Lenders in their sole discretion, and, in each case, the terms and conditions of such crisis management firm’s retention and such CRO’s appointment shall be acceptable to the Lenders in their sole discretion.
               (i) Engagement Letter. The Borrower shall have executed and delivered to the Lenders’ counsel an engagement letter in form and substance satisfactory to the Lenders’ counsel in its sole discretion.
               (j) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.
     Section 5.02 Conditions Precedent to All Loans. The obligation of each Lender to make any Loan requested to be made by it on any Funding Date, including its initial Loan, is subject to the satisfaction of each of the following conditions precedent as of each such date:
               (a) Representations and Warranties. As of such date (except where such representation and warranty expressly relates to a specific date, in which case, as of such specified date), both before and after giving effect to the Loans to be made on such date, all of the representations and warranties of the Borrower and the Guarantors contained in Section 6.01 and in the other Loan Documents shall be true, correct and complete in all respects.
               (b) No Defaults. As of such date, no Event of Default or Default shall have occurred and be continuing or would result from the making of the requested Loan.
               (c) No Material Adverse Effect. No Material Adverse Effect shall have occurred.
               (d) Legality. The making of such Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender. No law, regulation, order, judgment or decree of any Governmental Authority shall exist, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority, that (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the ability of the Borrower or any Guarantor to perform their respective obligations hereunder and under each Loan Document, (B) the making of such Loans or (C) the consummation of the transactions contemplated hereby or contemplated under the other Loan Documents or (ii) would reasonably be expected to result in a Material Adverse Effect.
               (e) Notice of Borrowing. The Borrower shall have complied with the requirements of Sections 2.01 and 2.02 with respect to the Loans requested to be made on such Funding Date.
               (f) Use of Proceeds. Other than in the case of Loans the proceeds of which shall be used solely to fund expenditures constituting Approved Disbursements, the Required

Lenders shall have approved in writing the use of proceeds of the Loans requested to be made on such Funding Date, which approval may be granted or withheld in their sole discretion.
Each submission by the Borrower of a Notice of Borrowing and each acceptance by the Borrower of the proceeds of each Loan made hereunder, shall constitute a representation and warranty by the Borrower as of the Funding Date in respect of such Loan that all conditions set forth in paragraphs (a), (b) and (c) of this Section 5.02 have been satisfied.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     Section 6.01 Representations and Warranties. The Borrower hereby represents and warrants to the Agents and the Lenders as follows:
               (a) Organization, Good Standing, Etc. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified reasonably could be expected to result in a Material Adverse Effect. Each Guarantor (i) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to guarantee and secure the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified reasonably could be expected to result in a Material Adverse Effect.
               (b) Authorization, Etc. The execution, delivery and performance by the Borrower and each Guarantor of each Loan Document to which they are or will become parties (i) have been duly authorized by all necessary corporate or limited partnership action, as applicable, (ii) do not and will not contravene its charter or by-laws or other document of formation, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties (including any contractual restriction under any of the Indenture Documents) or any order or decree of any court or Governmental Authority, (iii) do not and will not result in or require the creation of any Lien (other than in favor of the Collateral Agent pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties. Without limiting the foregoing, this Agreement qualifies as the “Credit Agreement” as defined in the Indenture and the Obligations are and will be entitled to the lien priority and other benefits afforded thereto under the Intercreditor Agreement.
               (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by the Borrower or any Guarantor of any Loan Document to which they are or will become parties.
               (d) Execution and Binding Effect. This Agreement and each of the other Loan Documents to which the Borrower or the Guarantors are or will become parties, when delivered hereunder, is or will be, duly and validly executed and delivered by the Borrower and each Guarantor, respectively, and constitutes legal, valid and binding obligations of the Borrower and each Guarantor, enforceable in accordance with the terms hereof or thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
               (e) Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries.
               (f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the knowledge of the Borrower, after due inquiry, threatened action, suit or proceeding affecting the Borrower or any Guarantor, before any court or other Governmental Authority or any arbitrator that (A) could reasonably be expected to have a Material Adverse Effect, (B) purports to enjoin, prohibit, restrain or otherwise affect any Material Contract of the Borrower or any Guarantor or (C) purports to enjoin, prohibit, restrain or otherwise affect this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, neither the Borrower nor any Guarantor holds any commercial tort claims other than commercial tort claims the aggregate amount of which is not in excess of $50,000.
               (g) Financial Condition; Approved Disbursements.
                    (i) The Financial Statements fairly present in all material respects the financial condition of the Borrower as at the date thereof and the results of operations of the Borrower for the fiscal period ended on such date, all in accordance with GAAP, and, except as set forth in Schedule 6.01(g), since December 31, 2007 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.
                    (ii) The Approved Disbursements has been prepared in good faith by the Borrower, and is based on assumptions believed by the Borrower to be reasonable at the time made.
               (h) Compliance with Law, Etc. Neither the Borrower nor any Guarantor is in violation of its respective organizational documents. As of the Effective Date, except as set forth on Schedule 6.01(h), neither the Borrower nor any Guarantor is in violation of any material law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting the Borrower or any Guarantor or any of their respective properties. No Default or Event of Default has occurred and is continuing. No Indenture Event of Default has occurred and is continuing, and the Borrower has received no notice of any failure or alleged failure by it to comply with the terms of any of the Indenture Documents.
               (i) ERISA. (A) Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred or is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), neither the Borrower, any Guarantors nor any of their respective ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware, after due inquiry, of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. (B) Neither the Borrower, any Guarantor nor any of their respective ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. (C) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) the Borrower, any Guarantor or any of their respective ERISA Affiliates with respect to any Employee Plan. (D) Except as required by Section 4980B of the Internal Revenue Code, neither the Borrower, any Guarantor nor any of their respective ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any Guarantor or any of their respective ERISA Affiliates or coverage after a participant’s termination of employment.

               (j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by the Borrower and each Guarantor, have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon the Borrower or any Guarantor, or any property of the Borrower or any Guarantor, and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings that stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.
               (k) Regulations T, U and X. The Borrower is not, nor will be, engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
               (l) Adverse Agreements, Etc. Except as set forth on Schedule 6.01(l), neither the Borrower nor any Guarantor, is a party to any agreement or instrument, or subject to any charter or other corporate restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, the performance of which in compliance therewith by the Borrower or such Guarantor has had, or in the future could reasonably be expected to have, a Material Adverse Effect.
               (m) Employment Agreements. Schedule 6.01(m) sets forth, as of the Effective Date, a complete and correct list of all employment agreements and all other agreements between the Borrower and any member of senior management of the Borrower.
               (n) Permits, Etc. The Borrower and each Guarantor has, and is in compliance in all material respects with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for the Borrower and each such Guarantor lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by the Borrower and each such Guarantor, except where the failure to have any such permit, license, authorization, approval, entitlement or accreditation or failure to so comply could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, after due inquiry, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation which could reasonably be expected to result in a Material Adverse Effect, and neither the Borrower nor any Guarantor has received any notice asserting that any thereof is not in full force and effect.
               (o) Properties. (i) The Borrower and each Guarantor has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets, to the extent material to the business and operations of the Borrower or any Guarantor, are in good working order and condition, ordinary wear and tear and obsolescence excepted.
                    (ii) As of the Effective Date, the Borrower does not own any real property and has valid leasehold interests in the Lease described on Schedule 6.01(o).
               (p) Full Disclosure. None of the reports, financial statements (other than projected financial information), certificates or other written information furnished by or on behalf of the Borrower or any Guarantor to any Agent or Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contained or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when taken as a whole with all other furnished written information, not misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information furnished by or on behalf of the Borrower or any Guarantor to any Agent or Lender on or after the Effective Date, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.
               (q) Environmental Matters. Except as set forth on Schedule 6.01(q), (i) the operations of the Borrower and each Guarantor are in compliance with all Environmental Laws except where failure to so comply could not reasonably be expected to result in a Material Adverse Effect; (ii) there has been no Release at any of the properties owned or operated by the Borrower or any Guarantor, or, to the knowledge of the Borrower, after due inquiry, any predecessor in interest thereof, or at any disposal or treatment facility which received Hazardous Materials generated by the Borrower or any Guarantor or, to the knowledge of the Borrower, after due inquiry, any predecessor in interest thereof which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against the Borrower, any Guarantor or, to the knowledge of the Borrower, after due inquiry, any predecessor in interest thereof nor does the Borrower have knowledge, after due inquiry, or notice of any threatened or pending Environmental Action against the Borrower, any Guarantor or any predecessor in interest thereof which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by the Borrower, any Guarantor or, to the knowledge of the Borrower, after due inquiry, any predecessor in interest thereof which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by the Borrower or any Guarantor has been used as a treatment or disposal site for any Hazardous Material during the period of such ownership or operation; (vi) neither the Borrower nor any Guarantor, has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws that could reasonably be expected to have a Material Adverse Effect; (vii) the Borrower and each Guarantor holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which the Borrower’s or any such Subsidiary’s or Guarantor’s failure to maintain or comply with could not have a Material Adverse Effect; and (viii) neither the Borrower nor any Guarantor has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not have a Material Adverse Effect.
               (r) Insurance. The Borrower and each Guarantor keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in an amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law.
               (s) [Reserved.]
               (t) Location of Bank Accounts. Schedule 6.01(t) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by the Borrower and each Guarantor, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
               (u) Intellectual Property. Except as set forth on Schedule 6.01(u), the Borrower and the Guarantors own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of the business of the Borrower and the Guarantors, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(u) is a complete and accurate list as of the Effective Date of all registered patents, patent applications, registered trademarks, trademark applications, and registered copyrights, and copyright applications. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Guarantor, infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (v) Material Contracts. Set forth on Schedule 6.01(v) is a complete and accurate list as of the Effective Date of all Material Contracts of the Borrower and each Guarantor, showing the parties and subject matter thereof and amendments and modifications thereto.
               (w) Investment Company Act. The Borrower is not an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.
               (x) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, after due inquiry, threatened against the Borrower or any Guarantor before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against the Borrower or any Guarantor which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against the Borrower or any Guarantor or (iii) to the knowledge of the Borrower, after due inquiry, no union representation question existing with respect to the employees of the Borrower or any Guarantor and no union organizing activity taking place with respect to any of the employees of the Borrower or any Guarantor. Neither the Borrower nor any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, that remains unpaid or unsatisfied. The hours worked and payments made to employees of the Borrower and the Guarantors have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from the Borrower or the Guarantors on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower and the Guarantors, respectively, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (y) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(y) sets forth a complete and accurate list as of the Effective Date of (i) the exact legal name of the Borrower, (ii) the jurisdiction of organization of the Borrower, (iii) the organizational identification number of the Borrower, (or indicates that such Person has no organizational identification number), (iv) each place of business of the Borrower, (v) the chief executive office of the Borrower, and (vi) the federal employer identification number of the Borrower.
               (z) Indenture Collateral; Shared Collateral. There is no item of Indenture Collateral (other than Disbursement Account Collateral (as defined in the Indenture) and the SunTrust CD) that does not also constitute Collateral, and all Collateral constitutes Shared Collateral (as defined in the Indenture and the Intercreditor Agreement).

ARTICLE VII
COVENANTS OF THE BORROWER
     Section 7.01 Affirmative Covenants. Until Termination, the Borrower will, and will cause each of its Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:
               (a) Reporting Requirements. Furnish to each of the Lenders and the Administrative Agent:
                    (i) the same information that is required pursuant to Section 4.02 of the Indenture as in effect on the date hereof, in the manner and at the times set forth therein, provided that if any such information is filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Restricted System (or any successor system), the Borrower shall notify the Administrative Agent and the Lenders in writing that such filing is to be made electronically with the SEC within the time periods that would be applicable to the Borrower if it were subject to Section 13(a) or 15(d) of the Exchange Act;
                    (ii) immediately upon the Borrower obtaining knowledge of any condition or event which constitutes an Event of Default or Default or, with the giving of notice and/or the passage of time, would constitute an Indenture Event of Default, a certificate of an Authorized Officer of the Borrower specifying (A) the nature and period of existence of any such condition or event and (B) the action the Borrower has taken and proposes to take with respect thereto;
                    (iii) as soon as possible, and in any event within two (2) Business Days, after the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, a certificate of an Authorized Officer of the Borrower setting forth the details of such event or development and the action which the Borrower has taken and proposes to take with respect thereto;
                    (iv) (A) as soon as possible, and in any event within ten (10) days, after the Borrower, any Guarantor or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which the Borrower, any Guarantor or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three (3) days after receipt thereof by the Borrower, any Guarantor or any ERISA Affiliate thereof from the PBGC, copies of each notice received by the Borrower, any Guarantor or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within ten (10) days after the filing thereof with the Internal Revenue Service if requested by any Agent or Lender, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within ten (10) days after the Borrower, any Guarantor or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within three (3) days after receipt thereof by the Borrower, any Guarantor or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower, any Guarantor or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within ten (10) days after the Borrower, any Guarantor or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by the Borrower, any Guarantor or such ERISA Affiliate thereof;
                    (v) promptly after the commencement or threatened commencement thereof but in any event not later than two (2) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, the Borrower or any Guarantor, notice of each pending or threatened action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator, or any material adverse development therein, which could reasonably be expected to have a Material Adverse Effect;
                    (vi) as soon as possible and in any event within three (3) Business Days after receipt or delivery thereof, copies of any material notices that the Borrower or any Guarantor delivers or receives in connection with any Material Contract of the Borrower or any Guarantor, which notice or the subject matter thereof is or could reasonably be expected to be adverse to the Borrower or any Guarantor;
                    (vii) simultaneously with the delivery thereof by the Borrower, and promptly following receipt thereof by the Borrower, a copy of each notice, certificate, report, financial statement or other document or instrument given or received by the Borrower under the Indenture;
                    (viii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to the Borrower by its auditors upon completion of any annual or interim audit of the books thereof; and
                    (ix) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Borrower or any Guarantor as any Agent or Lender may from time to time may reasonably request.
     The Borrower shall deliver all financial statements, reports and notices required to be delivered pursuant to this Section 7.01(a) directly to each of the Lenders and the Administrative Agent.

               (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations, orders (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent in the case of clause (i) or (ii) above, contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.
               (c) Preservation of Existence, Etc. (i) Maintain and preserve its existence, rights and privileges, and (ii) become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of clause (i) (other than with respect to preservation of existence) and (ii) above, where the failure to become or remain so qualified could not reasonably be expected to have a Material Adverse Effect.
               (d) Keeping of Records and Books of Account. Keep adequate records and books of account, with complete, true and correct entries made of all dealings and transactions in respect of the Borrower’s and the Guarantors’ respective businesses and activities, in each case in accordance with GAAP.
               (e) Inspection Rights. Permit the agents and representatives of any Agent or of any Lender at any time and from time to time during normal business hours and upon reasonable prior written notice to visit and inspect any of the properties of the Borrower and the Guarantors, to examine and make abstracts or copies from any of the books and records of the Borrower and the Guarantors, to conduct a collateral audit and analysis of the Inventory and Accounts Receivable of the Borrower and the Guarantors, to tour the Borrower’s and the Guarantors’ business premises and other properties, to verify materials, leases, notes, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, environmental assessments or examinations and to discuss their respective affairs, finances, properties, business operations and Accounts Receivable with their respective senior management and, upon reasonable prior notice to afford the Borrower the opportunity to participate in such discussions, their respective independent public accountants, in each case as often as may be desired. The Borrower and its Subsidiaries shall be obligated to pay the reasonable cost of such audits, counts, valuations, appraisals, assessments, inspections or other examinations.
               (f) Maintenance of Properties, Etc. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and obsolescence excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder that reasonably could be expected to have a Material Adverse Effect.
               (g) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies of similar size and in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Required Lenders. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders and the Agents, as its interests may appear, in case of loss, under a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as the Required Lenders may require to fully protect the Agents’ and the Lenders’ interest in the Collateral and to protect any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Required Lenders may designate from time to time, and shall provide for not less than thirty (30) days’ (ten (10) days with respect to any proposed cancellation for non-payment of premium) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If the Borrower or any Guarantor fails to maintain such insurance, the Collateral Agent, at the direction of the Required Lenders, may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, the Borrower and/or the Guarantors, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
               (h) Obtaining of Permits, Etc. (i) Obtain, maintain and preserve all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of its business and (ii) become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of clause (i) and clause (ii) above, where the failure to become or remain so qualified could not reasonably be expected to have a Material Adverse Effect.
               (i) Environmental. (i) Keep any property either owned or operated by it free of any Environmental Liens; (ii) comply in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) to the extent the Borrower has knowledge thereof, promptly and in any event within two (2) Business Days of becoming aware thereof, provide the Agents written notice of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it and take any Remedial Actions required to abate said Release; (iv) provide the Agents with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of the Borrower or any Guarantor; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against the Borrower or any Guarantor; and (C) notice of a violation, citation, request for information or other administrative order which could reasonably be expected to have a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by the Borrower or any Guarantor for which the Borrower or any Guarantor is alleged to be responsible, (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against any Agent or any Lender.
               (j) Further Assurances. Take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents (including, without limitation, any Mortgages and one or more account control agreements among the Borrower, the Guarantors, the Agents and the applicable banks or securities intermediaries in form and substance acceptable to the Agents and the Required Lenders in their sole discretion, and such other depository account agreements and other similar agreements and other documents, each in form and substance satisfactory to the Agents and the Required Lenders in their sole discretion), in each case as the Agents or the Required Lenders may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of the Borrower or any Guarantor, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, the Borrower (x) authorizes, during the continuance of an Event of Default, each Agent to execute any such agreements, instruments or other documents in the name of the Borrower and/or any Guarantor and to file such agreements, instruments or other documents in any appropriate filing office, (y) authorizes, during the continuance of an Event of Default, each Agent to file any financing statement required hereunder or under any other

Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of the Borrower or any Guarantor, and (z) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed prior to the date hereof.
               (k) Fiscal Year. Cause the Fiscal Year of the Borrower and its Subsidiaries to end on December 31 unless the Required Lenders consent to a change in such Fiscal Year.
               (l) Use of Proceeds. Use the proceeds of the Loans to fund the expenditures and disbursements contemplated in clause (b)(i) of the definition of “Maximum Revolving Credit Amount.”
               (m) Compliance With Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all material leases of real property necessary or useful for the efficient conduct of its business, to the extent necessary to keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Agents of any default by any party with respect to such leases and cooperate with the Agents in all respects to cure any such default.
               (n) New Subsidiaries. From and after the Effective Date, in connection with the acquisition of the Capital Stock of a Person that becomes a Subsidiary of the Borrower or the formation of a new Subsidiary of the Borrower, the Borrower shall cause such Person to guaranty the payment and performance of the Obligations when due and to grant to the Collateral Agent for the benefit of the Lenders as security therefor a security interest in and to and Lien on all of the property, assets or interests in property or assets of such Person and, in furtherance thereof, shall cause such Person to enter into a security agreement substantially similar to the Security Agreements, a guaranty substantially similar to the Guaranties and such additional security documents or instruments, together with such certificates, resolutions, opinions and the like, as may be requested by the Agents in their sole discretion.
               (o) Crisis Management Firm; Chief Restructuring Officer. Upon the request of the CRO, terminate the engagement of Getzler Henrich & Associates LLC as the Borrower’s financial advisor.
     Section 7.02 Negative Covenants. Until Termination, the Borrower shall not, and shall cause each of its Subsidiaries not to, unless the Required Lenders shall otherwise consent in writing:
               (a) Liens, Etc. Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or assign or otherwise transfer any account or other right to receive income; other than, as to each of the foregoing, Permitted Liens.
               (b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Indebtedness other than Permitted Indebtedness.
               (c) Fundamental Changes; Dispositions; Acquisitions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing); provided, however, that the Borrower and each of the Guarantors may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, (C) in the case of the Guarantors, transfer property or assets to the Borrower, (D) use or transfer money or Cash Equivalents in a manner not prohibited by the terms of this Agreement and (E) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that (x) the Net Cash Proceeds of such Dispositions in the case of clause (E) above for the Borrower and the Guarantors made on or after the Effective Date do not exceed $250,000 in the aggregate and (y) the Net Cash Proceeds of such Dispositions in excess of $50,000 are paid to the Administrative Agent for the benefit of the Lenders pursuant to the terms of Section 2.05(c).
               (d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business.
               (e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except for: (i) any such investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof and (ii) Permitted Investments.
               (f) Capital Expenditures. Make, or commit or agree to make, any Capital Expenditure (including by purchase made or Capitalized Lease entered into after the Effective Date), other than Capital Expenditures, if any, specified in the Approved Disbursements.

               (g) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any of its Capital Stock now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any of its Capital Stock now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of its Capital Stock now or hereafter outstanding, (iv) return any Capital Stock to any of its shareholders or other equity holders, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of the Borrower or other Affiliates.
               (h) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.
               (i) Transactions with Affiliates. Except as set forth on Schedule 7.02(i), enter into, renew, extend or be a party to any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s-length transaction with a Person that is not an Affiliate thereof.
               (j) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of its Subsidiaries (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiaries, (ii) to transfer any of its property or assets to the Borrower or (iii) to grant security interests in or otherwise encumber any of its property or assets; provided, however, that nothing in this Section 7.02(j) shall prohibit any provisions of:
                         (A) this Agreement and the other Loan Documents;
                         (B) the Indenture Documents; or
                         (C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances).
               (k) Limitation on Issuance of Capital Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

               (l) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its other Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, would result in any of the Loan Documents or the Obligations being in contravention thereof or resulting in a breach or event of default thereunder, or would otherwise be adverse to the Lenders in any respect or to the Borrower or any Guarantor in any material respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), (iii) amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
               (m) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action that would cause it to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.
               (n) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.
               (o) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect.
               (p) Cash Management. Fail to cause all Available Funds to be promptly, and in any event within one (1) Business Day, deposited and held in a deposit account that is subject to the SunTrust Amended Control Agreement.
ARTICLE VIII
MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL
     Section 8.01 Collection of Accounts Receivable; Management of Collateral. After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Lenders’ security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto. Neither the Borrower nor any Guarantor shall, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except in the ordinary course of its business.
               (a) The Borrower hereby appoints each Agent or its designee on behalf of such Agent as the Borrower’s and each Guarantor’s attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse the Borrower’s and each Guarantor’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign the Borrower’s and each Guarantor’s name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to the Borrower or any Guarantor to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until Termination.
               (b) Nothing herein contained shall be construed to constitute any Agent as agent of the Borrower or any Guarantor for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by the Borrower or any Guarantor of any of the terms and conditions thereof.
               (c) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the account of the Borrower or the applicable Guarantor and to charge the Borrower and/or such Guarantor therefor.
               (d) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Borrower and the Guarantors set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.
ARTICLE IX
EVENTS OF DEFAULT
     Section 9.01 Events of Default. If any of the following events shall occur and be continuing:
               (a) the Borrower or any Guarantor shall fail to pay any principal on any Loan when due, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise;

               (b) the Borrower or any Guarantor shall fail to pay any interest, fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (except as set forth in subsection (a) of this Section 9.01), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise;
               (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Guarantor or by any officer of the Borrower or any Guarantor under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent or any Lender pursuant to any Loan Document shall have been incorrect or misleading in any material respect when made or deemed made;
               (d) the Borrower or any Guarantor shall fail to perform or comply with any covenant or agreement contained in ARTICLE VII (except Sections 7.01(b) and (f)), ARTICLE VIII, Section 11.22 or any Security Agreement to which it is a party, or any Guarantor shall fail to perform or comply with any covenant or agreement contained any Guaranty or any Security Agreement to which it is a party;
               (e) the Borrower or any Guarantor shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a) through (d) of this Section 9.01, such failure, if reasonably capable of being remedied, shall remain unremedied for ten (10) days after the earlier of the date the Borrower or any Guarantor becomes aware of such failure and the date written notice of such failure shall have been given by any Agent to the Borrower;
               (f) (i) except with respect to the matters with respect to Material Contracts set forth on Schedules 6.01(g) and (h) that have occurred prior to the Effective Date, the Borrower or any Guarantor shall fail to perform or comply with any material term, covenant or agreement contained in any Material Contract to be performed or observed by it, and the Borrower shall not have remedied such failure to perform or comply within any applicable cure period, or (ii) any Material Contract of the Borrower or any Guarantor shall terminate, and, in the case of each of clause (i) and (ii), such event could reasonably be expected to have a Material Adverse Effect;
               (g) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could reasonably be expected to result in a judgment, order or award) for the payment of money exceeding $50,000 in the aggregate in excess of any applicable insurance coverage (but only to the extent the insurer has acknowledged in writing its liability therefor) shall be rendered against the Borrower or any Guarantor and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of ten (10) consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (g) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the Borrower or any such Guarantor, as applicable, and the insurer is covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;
               (h) the Borrower or any Guarantor shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than the Obligations) if the aggregate amount of such Indebtedness is in excess of $50,000 in the aggregate and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the result thereof (giving effect to any requirement for the giving of notice or lapse of time or both) is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness or to permit the holder or holders of such Indebtedness (or any representative thereof) to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness;
               (i) the determination of the Borrower or any Guarantor, whether by vote of the Borrower’s or any such Guarantor’s Board of Directors or otherwise, to suspend the operation of the Borrower’s or any such Guarantor’s business in the ordinary course, liquidate all or substantially all of the Borrower’s or any such Guarantor’s assets, or employ an agent or other third party to conduct any sales of all or substantially all of the Borrower’s or any such Guarantor’s assets;
               (j) (i) there shall be commenced by or against the Borrower or any Guarantor any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Person, remains undismissed, undischarged or unstayed for a period of sixty (60) days; or (ii) the Borrower or any Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (ii) above other than the filing by the Borrower of a Chapter 11 Case;
               (k) any bank at which any deposit account, blocked account, or lockbox account of the Borrower or any Guarantor is maintained shall fail to comply with any of the material terms of any deposit account control agreement, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of the Borrower or any Guarantor shall fail to comply with any of the material terms of any investment property control agreement to which such Person is a party and, if capable of being remedied, such failure is not remedied to the reasonable satisfaction of the Administrative Agent within two (2) Business Days;
               (l) the Borrower or any Guarantor is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;
               (m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty that causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any Guarantor, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;
               (n) The retention or appointment of either of the crisis management firm or the CRO retained or appointed as provided in Section 7.01(o) shall have terminated or otherwise ceased and shall not have been replaced within ten (10) Business Days by a new crisis management firm and/or CRO acceptable to, and on terms and conditions, satisfactory to the Lenders in their sole discretion;
               (o) the Borrower, any Guarantor or any of their respective ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, the Borrower, any Guarantor or any of their respective ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $50,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof the Borrower’s, any Guarantor’s or any of their respective ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $50,000;
               (p) any Termination Event with respect to any Employee Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to the Borrower by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $250,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);
               (q) the Borrower or any Guarantor shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to have a Material Adverse Effect;
               (r) the Borrower shall have failed to commence a Chapter 11 Case on or before the later of April 30, 2008 and the sixth day following the day on which counsel for the Lenders shall have furnished to counsel for the Borrower initial drafts of a credit agreement providing for a debtor-in-possession credit facility and a term sheet in respect of a proposed sale of substantially all of the assets of the Borrower during the pendency of such Chapter 11 Case;
          (s) a Change of Control shall have occurred;
          (t) a Material Adverse Effect shall have occurred; or
          (u) an Indenture Event of Default shall have occurred;
     then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by written notice to the Borrower, (i) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (ii) exercise any and all of its other rights and remedies under applicable law (including, but not limited to, the Uniform Commercial Code), hereunder and under the other Loan Documents.
ARTICLE X
AGENTS
     Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform its obligations and exercise the powers of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Sections 2.02 and 4.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iii) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (iv) to make the Loans on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (v) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Borrower, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vi) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (vii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes or could reasonably be expected to expose such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law. Except as otherwise provided in this Article X, each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each of the Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this section and without gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent as determined by a final order of a court of competent jurisdiction no longer subject to appeal. The Lenders hereby authorize and direct the Collateral Agent to enter into the Amended and Restated Intercreditor Agreement in the form to be furnished to the Collateral Agent by Akin Gump Strauss Hauer & Feld LLP on or about April 25, 2008.
     Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower and the Guarantors in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Borrower and the Guarantors and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

     Section 10.03 Rights, Exculpation, Etc. (a) The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct (which shall not include any action taken or omitted to be taken strictly in accordance with any express direction, instruction or certificate of the Required Lenders, for which the Agents shall have no liability) as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 11.07 hereof, signed by such payee and in form satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Borrower or any Guarantor), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, sufficiency, value or collectibility of the Collateral, the condition of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower or any Guarantor in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The provisions of this Section 10.03 are subject to, and shall not limit in any respect, the provisions of Section 11.07. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request written instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders

          (b) The Agents may consult with independent counsel, independent public accountants and other experts selected by them, and any opinion or advice of such counsel, any such accountant, and any such other expert shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in accordance therewith. The Agents shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction
          (c) Notwithstanding anything set forth herein to the contrary, the Agents shall have a duty of ordinary care with respect to any Collateral delivered to the Agents or their designated representatives that is in the Agents’ or their designated representatives’ possession and control. The Agents shall not be responsible for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, the Agents shall, subject to Section 10.10, preserve the part of the Collateral in their possession.
          (d) The Agents shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement or in any Loan Document, and no implied covenants or obligations shall be read into this Agreement or any Loan Document against the Agents. The Agents shall not be under any obligation to take any action which is discretionary under the provisions hereof. The Agents shall be under no obligation to exercise any of the rights or powers vested in them by this Agreement at the request or direction of the Required Lenders pursuant to this Agreement, unless (i) the Agents shall have been provided adequate security and indemnity as determined by the Agents in their sole discretion (including without limitation from the Lenders and/or the Borrower or the Guarantors) against any and all costs, expenses and liabilities which might be incurred by them in compliance with such request or direction, including reasonable advances as may be requested by the Agents and (ii) the Agents shall receive such written instructions as the Agents deem appropriate.
          (e) Whenever in the administration of this Agreement, or pursuant to any of the Loan Documents, the Agents shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or the Guarantors in connection with the taking, suffering or omitting of any action hereunder by the Agents, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided or established by a certificate of the chief executive officer and chief restructuring officer of the Borrower delivered to the Agents and such certificate shall be full warranty to the Agents for any action taken, suffered or omitted in reliance thereon.
     Section 10.04 Reliance. The Agents may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which they believe in good faith to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimiles, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal, each Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to it and conforming to the requirements of this Agreement or any Loan Document.
     Section 10.05 Indemnification. To the extent that any Agent is not promptly reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judgment of a court of competent jurisdiction no longer subject to appeal that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.
     Section 10.06 Agents Individually. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.
     Section 10.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.
     (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this ARTICLE X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.
     (c) If no such successor Agent shall have been so appointed by the Required Lenders within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent as provided in this Section 10.07(c), provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents

(except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Expense reimbursements and indemnities payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.
     Section 10.08 Collateral Matters.
          (a) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent on any Collateral upon Termination; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or if approved, authorized or ratified in writing by the Lenders.
          (b) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(a)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(a). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by the Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon all interests in the Collateral retained by the Borrower or any Guarantor.
          (c) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Borrower or any Guarantor or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given that the Collateral Agent shall have no duty or liability whatsoever to any Lender, except as otherwise provided herein.

     Section 10.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders, collectively, as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. By its execution and delivery of this Agreement, the Borrower hereby consents to the foregoing.
     Section 10.10 Actions With Respect To Collateral. The Agents shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Agents have or are deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve the rights against any parties with respect to any Collateral or (iii) taking any action other than as directed in writing by the Required Lenders, subject to the provisions of this Agreement.
ARTICLE XI
MISCELLANEOUS
     Section 11.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to the Borrower, at the following address:
IdleAire Technologies Corporation
410 N. Cedar Bluff Road
Suite 200
Knoxville, TN 37923
Attention: James H. Price, General Counsel
Facsimile: 865-437-2640

With a copy to:
Holland & Knight LLP
10 St. James Avenue
Boston, MA 02116
Facsimile: 617-523-6850
Attention: John J. Monaghan, Esq.
if to the Administrative Agent or the Collateral Agent, at the following address:
Wells Fargo Bank, National Association
625 Marquette
N9311-110
Minneapolis, MN 55479
Attention: Nick D. Tally
Facsimile: (612) 667-9825
With a copy to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attention: Mark R. Somerstein, Esq.
Facsimile: (212) 596-9090
- and -
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attention: Michael S. Stamer, Esq.
Facsimile: (212) 872-1002
if to any Lender, at the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Acceptance Agreement of such Lender.
     Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 11.01. All such notices and other communications shall be effective, (i) if mailed certified, return receipt requested, when received or three (3) days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to ARTICLE II shall not be effective until received by such Agent.
     Section 11.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Administrative Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (A) (i) reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender (except that an amendment, waiver or consent may extend the date specified in the definition of “Scheduled Maturity Date” or otherwise amend the definition of “Scheduled Maturity Date” with, in each case, the consent of the Required Lenders), (ii) change the percentage of the Total Commitment or the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of “Required Lenders,” “Pro Rata Share,” or “Maximum Revolving Credit Amount,” (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Lenders, or release the Borrower or any Guarantor from any of the Obligations, or (vi) amend, modify or waive Section 4.04 or this Section 11.02 of this Agreement, in each case, without the written consent of all Lenders or (B) amend the definition of “Approved Disbursements” or amend or make any other change or modification to the Approved Disbursements, in each case without the written consent of Lenders whose Pro Rata Shares aggregate at least 75%. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.
     Section 11.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.
     Section 11.04 Expenses; Taxes; Attorneys’ Fees. The Borrower will pay, within three (3) Business Days following demand therefor, all (i) out of pocket costs and expenses of the Agents and the Lenders (including, without limitation, all reasonable fees, expenses and disbursements of outside counsel and consultants (the “Professional Fees”)) in connection with the negotiation, preparation, execution and delivery of the Loan Documents, the funding of all Loans, the administration of the Loan Documents and the Facility and any proposed amendment or waiver of any provision of the Loan Documents (whether or not executed and delivered), (ii) out of pocket costs and expenses of the Agents and the Lenders acting in any capacity (including, without limitation, Professional Fees) in connection with the preservation, enforcement or protection of any of their rights and remedies under the Loan Documents or otherwise and (iii) out of pocket costs and expenses of the Ad Hoc Committee (including, without limitation, Professional Fees) in connection with the negotiations with respect to the restructuring of the Borrower and the Guarantors and the negotiation, preparation, execution and delivery of the documentation relating thereto. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.
     Section 11.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of the Borrower against any and all obligations of the Borrower either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or the Borrower shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify the Borrower promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 11.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents, under applicable law or otherwise.
     Section 11.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective, to the extent permitted by law, to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 11.07 Assignments and Participations.
     (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Borrower and each Agent and each Lender and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of its rights hereunder or under the Loan Documents without the prior written consent of each Agent and Lender and any such assignment without the Lenders’ prior written consent shall be null and void.
     (b) Each Lender, with the written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), may assign to one or more other Lenders or other entities all or a portion of its rights and obligations under this Agreement

(including, without limitation, all or a portion of the Loans made by it hereunder); provided, however, that no written consent of the Administrative Agent shall be required (1) in connection with any assignment by a Lender to an Affiliate of such Lender or a Related Fund or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender. Each such assignment shall be in an amount which is at least $500,000 or a multiple of $500,000 in excess thereof (except such minimum amount shall not apply to an assignment by a Lender (x) of all, but not less than all, of its rights and obligations under this Agreement (including, without limitation, all the Loans made by it hereunder), (y) to an Affiliate of such Lender or a Related Fund of such Lender or (z) to a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $500,000 or a multiple of $500,000 in excess thereof, and such minimum amounts may be waived by the Collateral Agent in its sole discretion for any other assignments). The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, unless waived by the Administrative Agent in its sole discretion, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required if the assignee is an Affiliate or Related Fund of a Lender). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (i) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, shall have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by the Borrower or any Guarantor of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
     (d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain, or cause to be maintained, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Loans (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes, if any promissory notes or replacement promissory notes are requested by the assignee in connection with such assignment, the Administrative Agent shall, if the Administrative Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.
     (f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of the assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

     (g) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register, acting solely for this purpose as a non-fiduciary agent of the Borrower, on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
     (h) Any foreign Person who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.07(d).
     (i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or a release of the Borrower or any Guarantor from any of the Obligations (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Borrower agrees that each participant shall be entitled to the benefits of Section 2.07 and Section 4.05 of this Agreement with respect to its participation in any portion of the Loans as if it was a Lender.
     Section 11.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     Section 11.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE

OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
     Section 11.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE APPELLATE COURTS OF ANY OF THEM, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFOREMENTIONED COURTS. THE BORROWER HEREBY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 11.01. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN THE COURTS REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     Section 11.11 WAIVER OF JURY TRIAL, ETC. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER

WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.
     Section 11.12 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.
     Section 11.13 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event the Borrower agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.
     Section 11.14 Indemnification.
     (a) General Indemnity. In addition to the Borrower’s other Obligations under this Agreement, the Borrower agrees to defend, protect, indemnify and hold harmless, each Lender, the Administrative Agent, the Collateral Agent, and each of their affiliates and each of the respective officers, directors, members, partners, employees, agents, advisors, attorneys and representatives of each, in its capacity as such, including without limitation all Lender-Related Persons and Agent-Related Persons (each, an “Indemnified Party”), from and against any and all claims, damages, losses, liabilities, and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or by reason of the Facility, this Agreement or the other Loan Documents or any of the transactions contemplated hereby or thereby, or any actual or proposed use of the proceeds of the Facility (collectively, the “Indemnified Matters”), except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any Guarantor, any of their respective directors, security holders or creditors, an Indemnified Party or any other person, or an

Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby or by the other Loan Documents are consummated. The Borrower further agrees, on its own behalf and on behalf of each Guarantor, that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Borrower or any Guarantor for or by reason of the transactions contemplated hereby or by the other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.14(a) may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by any Indemnified Party. This Indemnity shall survive the repayment of the Obligations, the termination of the Total Commitment and the discharge of the Liens granted under the Loan Documents.
     (b) Environmental Indemnity. Without limiting Section 11.14(a) hereof, the Borrower agrees to defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by the Borrower, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by the Borrower, or any predecessor in interest; (ii) any violations by the Borrower, any Guarantor, or any predecessor in interest of any such Person of Environmental Laws; (iii) any Environmental Action relating to the Borrower, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by the Borrower, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Borrower in Section 6.01(q) or the breach of any covenant made by the Borrower in Section 7.01(i). Notwithstanding the foregoing, the Borrower shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence, willful misconduct or bad faith of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.
     Section 11.15 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.
     Section 11.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Lenders, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender, and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 11.07 hereof.
     Section 11.17 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed that the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower). If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 11.17 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 11.17.
     For purposes of this Section 11.17, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.
     Section 11.18 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable lenders, any non-public information supplied to it by the Borrower pursuant to this Agreement or the other Loan Documents which is identified in writing by the Borrower as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to outside counsel for any Agent or any Lender, (iii) to examiners, auditors or accountants, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 11.18. Notwithstanding the foregoing, each Agent and each Lender may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to any Agent or any Lender relating to such tax treatment and tax structure. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Borrower informed of such request or identification; provided that the Borrower acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.
     Section 11.19 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
     Section 11.20 Termination. On the date of Termination, (a) this Agreement and all other Loan Documents (and all Liens granted thereunder) shall terminate, except Sections 2.07, 4.05, 10.05, 11.04, 11.05, 11.09, 11.10, 11.11, 11.13, 11.14 and any other provisions thereof which expressly survive termination, and (b) the Agents will, at the Borrower’s sole expense, execute and deliver any termination statement, lien releases, re-assignment of trademarks, discharges of security interests, and other similar discharge or release documents as are reasonably necessary to release any Lien or either Agent and all notices of security interests and liens previously filed by either Agent with respect to the Collateral.
     Section 11.21 Limitation on Suits by Agents and Lenders. Each Agent and each Lender in any capacity agrees that it will not bring any legal action or proceeding against any of the Borrower’s directors or officers (other than the CRO referred to in Section 5.01(h)) seeking damages or other legal redress arising solely from (a) the appointment by the Borrower of such CRO or (b) the acts or omissions of such CRO while serving as such.

     Section 11.22 Public Announcements.  The Borrower agrees that it will not make any public filing, announcement or other disclosure of the Facility or this Agreement or the other Loan Documents without giving the Lenders at least three (3) Business Days’ prior notice thereof, which notice shall include a copy of the proposed filing, announcement or other disclosure; provided, however, that the Borrower shall not be obligated to provide three (3) Business Days’ prior notice of any such disclosure contained in court filings made by the Borrower so long as, other than with respect to any such filings made in a Chapter 11 Case, the Borrower shall have given such notice to the Lenders as soon as practicable before or, if prior notice is impracticable, after such filing.  In addition, the Borrower will not name or otherwise disclose the identity of any Lender or any Affiliate of any Lender in any such filing, announcement or disclosure, unless contained in a court filing made by the Borrower in a Chapter 11 Case or otherwise required under applicable law or rules promulgated by the SEC, without the prior written consent of such Lender, which consent is in the sole discretion of such Lender.
[Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER: IDLEAIRE TECHNOLOGIES CORPORATION
By:
Name:
Title:

COLLATERAL AGENT AND ADMINISTRATIVE AGENT: WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

LENDERS:

AIRLIE OPPORTUNITY MASTER FUND, LTD.

By:

Name: Steve Ezzes
Title: Managing Director

Notice Address:

Airlie Group
115 East Putnam Ave.
Greenwich, CT 06830
Attention: Steve Ezzes
Facsimile: (203) 661-0479
Email: Steve@airliegroup.com

JPMORGAN CHASE BANK, N.A.

By:

Name:
Title:

Notice Address:

SLT Custom Support
JPMorgan Chase Bank, N.A.
MCC 3/OPS2
500 Stanton Christiana Road
Newark, DE 19713
Attention: Michael J. Samalonis
Facsimile: (302) 634-4110
Email: SLT_Custom_Support@jpmchase.com

KENMONT SPECIAL OPPORTUNITIES MASTER FUND, L.P.

By: KENMONT INVESTMENTS MANAGEMENT, L.P., its Investment Manager

By:

Name:
Title:

Notice Address:

Kenmont Investments Management, L.P.
711 Louisiana St., Suite 1750
Houston, Texas 77002
Attention: Stacey Ostrom
Facsimile: (713) 223-0930
Email: sostrom@kenmontinvestments.com

MIESQUE FUND LIMITED

By: KENMONT INVESTMENTS MANAGEMENT, L.P., its Investment Manager

By:

Name:
Title:

Notice Address:

Kenmont Investments Management, L.P.
711 Louisiana St., Suite 1750
Houston, Texas 77002
Attention: Stacey Ostrom
Facsimile: (713) 223-0930
Email: sostrom@kenmontinvestments.com

SV SPECIAL SITUATIONS MASTER FUND LTD.

By:	STAGG CAPITAL GROUP

By:

Name: Scott A. Stagg
Title: Managing Member

Notice Address:

SV Special Situations Fund
Stagg Capital Group LLC
3 Greenwich Office Park
Greenwich, CT 06831
Attention: Mark Focht
Facsimile: (203) 660-6210
Email: mark@svfunds.com

PIERCE DIVERSIFIED TRADING STRATEGY FUND LLC

By:	PIERCE DIVERSIFIED STRATEGY HOLDINGS FUND, LLC

By:

Name: Scott A. Stagg Title: Trading Advisor

Notice Address:

SV Special Situations Fund
Stagg Capital Group LLC
3 Greenwich Office Park
Greenwich, CT 06831
Attention: Mark Focht
Facsimile: (203) 660-6210
Email: mark@svfunds.com

WHITEBOX HEDGED HIGH YIELD PARTNERS, LP

By:	WHITEBOX HEDGED HIGH YIELD ADVISORS, LLC

By:	WHITEBOX ADVISORS, LLC

By:

Name:
Title:

Notice Address:

Whitebox Advisors
3033 Excelsior Blvd., Suite 300
Minneapolis, MN 55416
Attention: Barb Reller
Facsimile: (612) 253-6151
Email: BReller@whiteboxadvisors.com

WILFRID AUBREY GROWTH FUND, L.P.

By:	WILFRID AUBREY ASSOCIATES LLC, a Delaware limited liability company, its general partner

By:

Name: Nicholas W. Walsh CFA
Title: Principal

Notice Address:

Wilfrid Aubrey LLC
100 William Street, Suite 1850
New York, NY 10038
Attention: Deirdre Simon
Facsimile: (212) 675-3626
Email: simond@wilfridaubrey.com

WILFRID AUBREY INTERNATIONAL LIMITED

By:	WILFRID AUBREY LLC, a Delaware limited liability company, its Investment Manager

By:

Name: Nicholas W. Walsh CFA
Title: Principal

Notice Address:

Wilfrid Aubrey LLC
100 William Street, Suite 1850
New York, NY 10038
Attention: Deirdre Simon
Facsimile: (212) 675-3626
Email: simond@wilfridaubrey.com